Exhibit 99.1

Leap Reports Third Quarter Results

~ Company Makes Significant Transition to New Business Model During Quarter ~

  Business Experiences Increasing Customer Uptake of New Smartphones and Higher-Value Rate Plans
  Business Transformation Drives Significant Voice Churn Improvement into October
  Net Loss of $533 Million Includes $477 Million of Goodwill and Other Non-Cash Impairment Charges, Resulting in a ($7.06) EPS Loss
  Excluding Impairment Charges, Net Loss was $71.5 Million, or ($0.98) per diluted share

Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at 5:00 p.m. EDT today at http://investor.leapwireless.com.

SAN DIEGO--(BUSINESS WIRE)--November 2, 2010--Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported customer and financial results for the quarter ended September 30, 2010. Service revenues for the third quarter of 2010 increased 4.4 percent over the prior year quarter to $565.2 million. The Company reported $123.2 million of adjusted operating income before depreciation and amortization (OIBDA) for the third quarter, an increase of $1.7 million over the comparable period of the prior year. The Company reported an operating loss for the third quarter of 2010 of $478.1 million, compared to operating income of $1.4 million for the third quarter of 2009. Net loss for the third quarter was $533.3 million, or ($7.06) per diluted share.

The Company’s operating and net losses for the quarter reflect $477.3 million of non-cash charges, primarily related to impairment of the Company’s goodwill as well as the write-of certain previously-capitalized network expansion costs relating to network design, site acquisition and capitalized interest. Over the past several quarters, the Company has disclosed that it may determine to write-off its goodwill, which had originally been recorded in connection with its 2004 reorganization, as part of the annual impairment review, which requires the Company to consider the carrying value of its net assets, including goodwill, relative to its current market capitalization and other factors. Excluding these charges, third quarter operating loss was $0.7 million and net loss, net of income tax benefit, was $71.5 million, or ($0.98) per diluted share.

The Company reported approximately 644,000 gross customer additions and a net loss of approximately 200,000 customers, comprised of approximately 172,000 voice customers and 28,000 broadband customers. Churn for the quarter was 5.5 percent.

“The Company’s results reflect the significant transition of our business in the third quarter as we aligned our business to meet the changing needs of our customers and improve the Company’s financial performance,” said Doug Hutcheson, Leap's president and chief executive officer. “The changes we made included our introduction of new, all-inclusive service plans, our elimination of reactivation and other fees, changes in our dealer compensation structure and our introduction of a compelling device line-up, including smartphones. We are now beginning to see the positive trends from this transformational work. Once we completed the device transition in mid-September, customer activity substantially improved and this momentum has continued into the fourth quarter.”

Continued Hutcheson, “Excluding Cricket PAYGo, at the end of October, handset upgrades had tripled, and nearly 50 percent of our voice customers were on our new, all-inclusive service plans with approximately 70 percent of those customers purchasing $45 and higher rate plans. In addition, since the launch of our low-cost Android device in mid-October, more than one-third of our non-PAYGo handset sales have been for Smartphone devices, which we believe will lead to significant ARPU improvements in the coming quarters. We also began to see year-over-year improvements in our non-PAYGo voice customer churn at the end of the third quarter, with year-over-year September churn falling by 1.3 percentage points in our mature markets launched prior to 2009 and this trend is continuing into October. We are pleased with the improving trends we are experiencing after our business transition, and we are now focused on our strongest selling season of the year.”

Key Financial Results and Operating Metrics (1)
(Unaudited; in millions, except for customer data, operating metrics and per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change

Service revenues	$565.2	$541.3	4.4%	$1,747.1	$1,596.9	9.4%
Total revenues	$602.7	$599.5	0.5%	$1,890.2	$1,783.9	6.0%

Operating income (loss)	$(478.1)	$1.4	*	$(423.8)	$26.6	*
Operating income (loss), excluding
3Q’10 impairment charges	$(0.7)	$1.4	(150.0%)	$53.6	$26.6	101.5%
Adjusted OIBDA	$123.2	$121.5	1.4%	$418.2	$356.1	17.5%
Adjusted OIBDA as a percentage of service revenues	22%	22%	—	24%	22%	—
Net loss	$(533.3)	$(65.4)	*	$(618.1)	$(174.0)	*
Net loss, excluding 3Q’10 impairment charges, net of income tax benefit	$(71.5)	$(65.4)	9.3%	$(156.2)	$(174.0)	(10.2%)
Diluted loss per share	$(7.06)	$(0.85)	*	$(8.21)	$(2.49)	*
Diluted loss per share, excluding 3Q’10 impairment charges, net of income tax benefit	$(0.98)	$(0.85)	15.3%	$(2.12)	$(2.49)	(14.9%)
Gross customer additions(2)	644,387	851,230	(24.3%)	2,460,700	2,532,074	(2.8%)
Net customer additions	(199,949)	116,182	(272.1%)	134,103	811,702	(83.5%)
End-of-period customers	5,088,208	4,656,362	9.3%	5,088,208	4,656,362	9.3%
Weighted-average customers	5,131,982	4,555,605	12.7%	5,185,976	4,348,973	19.2%
Churn	5.5%	5.4%	—	5.0%	4.4%	—
End-of-period covered POPS	~ 94.2	~ 91.1	3.4%	~ 94.2	~ 91.1	3.4%
Average revenue per user (ARPU)	$37.02	$39.60	(6.5%)	$37.53	$40.80	(8.3%)
Cash costs per user (CCU)	$19.83	$17.73	11.9%	$18.24	$18.68	(2.3%)
Cost per gross addition (CPGA)	$219	$208	5.4%	$196	$201	(2.5%)
Cash purchases of property and equipment	$103.5	$151.6	(31.7%)	$298.9	$577.5	(48.2%)
Unrestricted cash, cash equivalents and short-term investments	$564.6	$614.1	(8.1%)	$564.6	$614.1	(8.1%)

(1) For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2) The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

* Percentage change not meaningful measurement.

Discussion of Financial and Operational Results for the Quarter

  Service revenues increased to $565.2 million, a 4.4 percent increase over the comparable period of the prior year.
  Third quarter 2010 operating loss was $478.1 million, compared with operating income of $1.4 million for the comparable period of the prior year. Third quarter 2010 operating loss reflects $477.3 million of non-cash charges primarily relating to impairment of the Company’s goodwill and the write-off of certain previously-capitalized network expansion costs relating to network design, site acquisition and capitalized interest. Excluding these non-cash charges, third quarter operating loss was $0.7 million.
  Adjusted OIBDA was $123.2 million for the third quarter of 2010, an increase of 1.4 percent over the comparable period of the prior year, reflecting year-over-year increases in the Company’s subscriber base, offset by the impact of the new product and service plan offerings and other changes introduced in the quarter.
  Net loss for the third quarter was $533.3 million, or ($7.06) per diluted share, compared to a net loss of $65.4 million, or ($0.85) per diluted share, for the comparable period of the prior year. Excluding the non-cash impairment charges recorded in the third quarter of 2010, net loss for third quarter, net of income tax benefit, was $71.5 million, or $(0.98) per diluted share.
  Gross customer additions declined by 24.3 percent year-over-year due to increased upgrade activity by existing customers in connection with the Company’s introduction of all-inclusive service plans and elimination of first-month-free, the impact of device shortages through mid-September and the relatively higher prior-year customer activity we experienced in 2009 in connection with the launches of our remaining Auction 66 markets.
  End-of-period customers for the third quarter of 2010 were 5.1 million, a 9.3 percent increase from end-of-period customers for the third quarter of 2009 and a 3.8 percent decrease from end-of-period customers for the second quarter of 2010.
  Customer churn for the third quarter of 2010 was 5.5 percent, as compared to 5.4 percent for the comparable period of the prior year. Voice churn was 5.2 percent for the third quarter of 2010 compared to 5.4 percent for the third quarter of 2009. Broadband churn was 7.6 percent in the third quarter of 2010 compared to 5.8 percent for the prior year quarter.
  Third quarter ARPU declined 6.5 percent over the prior year quarter, and 1.6 percent from the second quarter of 2010, to $37.02, reflecting the elimination of late payment fees in connection with the Company’s introduction of all-inclusive pricing and the effects of a greater percentage of Cricket Broadband and Cricket PAYGo customers in the Company’s customer base.
  CCU increased 11.9 percent over the prior year quarter to $19.83, due primarily to increased upgrade activity in connection with the Company’s introduction of all-inclusive pricing, elimination of first-month-free and the increased costs of service associated with the Company’s nationwide roaming and international long distance services.

“The significant business transformation activities we undertook during the third quarter position the business for improved financial and operational performance,” said Walter Berger, Leap’s executive vice-president and chief financial officer. “As we improved inventory availability in our sales channels late in the third quarter, we began to see positive momentum from these activities, which has continued as we enter into our biggest selling season of the year. In connection with this transition to a new business model, we previously announced that the business would absorb a $30 million to $40 million impact to third quarter adjusted OIBDA. Although the transition impacts our financial results in the near term, we believe that the investments we have made position us to capture greater customer lifetime value and stronger financial results over the longer term. Based on our new handset line-up, our compelling rate plans and growing consumer awareness, we believe we are now well positioned as we enter the upcoming fourth and first quarters.”

Other Key Operational Highlights

Product and Service Plan Highlights

  Introduced new all-inclusive voice and broadband service plans.
  Expanded Cricket’s 3G capabilities through a new nationwide data roaming agreement and an improved nationwide voice roaming agreement.
  Entered into a wholesale services agreement with Sprint, which will allow Cricket to offer its products and services throughout the U.S. over Sprint’s 3G network.
  Introduced five devices during the quarter including the Company’s first Smartphones: the BlackBerry Curve 8520 and the Sanyo ZIO by Kyocera. The Samsung Messager Touch and Kyocera Domino feature phones were also launched during the quarter along with the Huawei E1705 Internet device.

Strategic Highlights

  Entered into an agreement to acquire all of the remaining interests in Denali Spectrum, LLC and provide Cricket with complete ownership and control of Denali’s Greater Chicago and Southern Wisconsin markets. Denali also entered into an agreement to contribute its remaining wireless licenses and spectrum lease to Savary Island Wireless, LLC, in exchange for an 85% non-controlling membership interest. Cricket will provide management and administrative services to Savary Island and its subsidiaries. The transactions are subject to FCC approval and other customary closing conditions.
  Completed formation of a joint venture with Pocket Communications to provide enhanced mobile communications using the Cricket brand to customers in the South Texas region, covering more than 4.4 million potential customers.

Other Financial and Operational Highlights

  Adopted a tax benefit preservation plan intended to help preserve the Company's ability to utilize its net operating loss carryforwards.
  Announced the retirement of Al Moschner, chief operating officer, effective as of the earlier of December 31, 2010 or the date on which a successor is appointed.
  Adjusted the Company’s management structure to place senior executives closer to field operations.

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 5:00 p.m. EDT / 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-409-0068 (domestic) or 1-303-223-2681 (international). No participant pass code number is required for this call. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the webcast and choose the ‘No Audio – Slides Only’ option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 10 minutes prior to the start time in order to register and be placed into the call.

More information about this event, including a live webcast, may be accessed by visiting http://investor.leapwireless.com.

An online replay and downloadable MP3 of the event will be available on the Company’s website shortly after the live call and will be accessible for approximately one year following the event. A telephonic replay will be available approximately two hours after the call’s completion and can be accessed by dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21483680.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures now operate in 35 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, high-speed data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, ARPU, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, customer and turn activity, competitiveness and expected financial and operational performance and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current recession in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors’ initiatives;
  our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;
  our ability to obtain and maintain roaming services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, motivate and retain an experienced workforce, including members of senior management;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  our ability to integrate, manage and operate our new joint venture with Pocket Communications;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our billing system; and
  other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 6, 2010, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which we expect to file shortly with the SEC.

All forward-looking statements included in this press release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(In thousands, except share amounts)

	September 30, 2010	December 31, 2009
Assets	(Unaudited)
Cash and cash equivalents	$308,295	$174,999
Short-term investments	256,303	389,154
Restricted cash, cash equivalents and short-term investments	3,503	3,866
Inventories	77,794	107,912
Deferred charges	40,344	38,872
Other current assets	83,030	73,204
Total current assets	769,269	788,007
Property and equipment, net	2,014,605	2,121,094
Wireless licenses	1,920,006	1,921,973
Assets held for sale	4,002	2,381
Goodwill	—	430,101
Intangible assets, net	21,359	24,535
Other assets	82,187	83,630
Total assets	$4,811,428	$5,371,721
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$302,495	$310,386
Current maturities of long-term debt	12,096	8,000
Other current liabilities	235,846	196,647
Total current liabilities	550,437	513,033
Long-term debt	2,726,909	2,735,318
Deferred tax liabilities	276,369	259,512
Other long-term liabilities	112,692	99,696
Total liabilities	3,666,407	3,609,559
Redeemable noncontrolling interests	51,236	71,632
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 78,300,585 and 77,524,040 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	8	8
Additional paid-in capital	2,171,233	2,148,194
Accumulated deficit	(1,076,756)	(458,685)
Accumulated other comprehensive income (loss)	(700)	1,013
Total stockholders’ equity	1,093,785	1,609,530
Total liabilities and stockholders’ equity	$4,811,428	$5,371,721

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues:
Service revenues	$565,237	$541,268	$1,747,058	$1,596,858
Equipment revenues	37,478	58,200	143,152	187,005
Total revenues	602,715	599,468	1,890,210	1,783,863
Operating expenses:
Cost of service (exclusive of items shown separately below)	180,043	156,707	521,780	455,618
Cost of equipment	120,273	133,502	399,367	419,073
Selling and marketing	98,942	111,702	307,275	311,913
General and administrative	89,202	87,077	270,402	274,192
Depreciation and amortization	114,055	107,876	333,950	297,230
Impairment of assets	477,327	639	477,327	639
Total operating expenses	1,079,842	597,503	2,310,101	1,758,665
Gain (loss) on sale or disposal of assets	(923)	(591)	(3,864)	1,436
Operating income (loss)	(478,050)	1,374	(423,755)	26,634
Equity in net income (loss) of investees, net	(316)	996	1,142	2,990
Interest income	212	727	934	2,314
Interest expense	(60,471)	(59,129)	(181,062)	(150,040)
Other income (expense), net	135	(17)	3,207	(126)
Loss on extinguishment of debt	—	—	—	(26,310)
Loss before income taxes	(538,490)	(56,049)	(599,534)	(144,538)
Income tax benefit (expense)	5,154	(9,358)	(18,537)	(29,412)
Net loss	(533,336)	(65,407)	(618,071)	(173,950)
Accretion of redeemable noncontrolling interests, net of tax	(2,947)	834	(4,484)	(3,670)
Net loss attributable to common stockholders	$(536,283)	$(64,573)	$(622,555)	$(177,620)
Loss per share attributable to common stockholders:
Basic	$(7.06)	$(0.85)	$(8.21)	$(2.49)
Diluted	$(7.06)	$(0.85)	$(8.21)	$(2.49)
Shares used in per share calculations:
Basic	75,965	75,598	75,869	71,469
Diluted	75,965	75,598	75,869	71,469

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(Unaudited and in thousands)

	Nine Months Ended September 30,
	2010	2009
Operating activities:
Net cash provided by operating activities	$326,254	$194,825
Investing activities:
Purchases of property and equipment	(298,927)	(577,542)
Change in prepayments for purchases of property and equipment	57	5,377
Purchases of and deposits for wireless licenses and spectrum clearing costs	(2,969)	(34,311)
Proceeds from sale of wireless licenses and operating assets	—	2,965
Purchases of investments	(481,435)	(640,193)
Sales and maturities of investments	621,449	487,270
Purchase of membership units of equity investment	(967)	—
Change in restricted cash	811	706
Net cash used in investing activities	(161,981)	(755,728)
Financing activities:
Proceeds from issuance of long-term debt	—	1,057,474
Repayment of long-term debt	(6,000)	(880,904)
Payment of debt issuance costs	—	(15,094)
Purchase of non-controlling interest	(24,161)	—
Proceeds from issuance of common stock, net	660	265,907
Other	(1,476)	(1,227)
Net cash provided by (used in) financing activities	(30,977)	426,156
Net increase (decrease) in cash and cash equivalents	133,296	(134,747)
Cash and cash equivalents at beginning of period	174,999	357,708
Cash and cash equivalents at end of period	$308,295	$222,961
Supplementary disclosure of cash flow information:
Cash paid for interest	$136,477	$133,379
Cash paid for income taxes	$3,002	$2,490
Non-cash investing and financing activities:
Contributions of wireless licenses in exchange for an equity interest	$2,381	$—

Explanatory Notes to Financial Statements

(1) The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of Denali Spectrum, LLC (“Denali”) and its wholly owned subsidiaries. The Company consolidates its non-controlling interest in Denali in accordance with the authoritative guidance for the consolidation of variable interest entities because Denali is a variable interest entity and the Company has entered into an agreement with Denali’s other member which establishes a specified, minimum purchase price in the event that it offered or elected to sell its membership interest to the Company. All significant intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

(2) The following tables summarize operating data for the Company’s consolidated operations for the three and nine months ended September 30, 2010 and 2009 (unaudited; in thousands, except percentages):

	Three Months Ended September 30,
	2010	% of 2010 Service Revenues	2009	% of 2009 Service Revenues	Change from Prior Year
					Dollars	Percent
Revenues:
Service revenues	$565,237		$541,268		$23,969	4.4%
Equipment revenues	37,478		58,200		(20,722)	(35.6)%
Total revenues	602,715		599,468		3,247	0.5%
Operating expenses:
Cost of service	180,043	31.9%	156,707	29.0%	23,336	14.9%
Cost of equipment	120,273	21.3%	133,502	24.7%	(13,229)	(9.9)%
Selling and marketing	98,942	17.5%	111,702	20.6%	(12,760)	(11.4)%
General and administrative	89,202	15.8%	87,077	16.1%	2,125	2.4%
Depreciation and amortization	114,055	20.2%	107,876	19.9%	6,179	5.7%
Impairment of assets	477,327	84.4%	639	0.1%	476,688	*
Total operating expenses	1,079,842	191.0%	597,503	110.4%	482,339	80.7%
Gain (loss) on sale or disposal of assets	(923)	(0.2)%	(591)	(0.1)%	(332)	56.2%
Operating income (loss)	$(478,050)	(84.6)%	$1,374	0.3%	$(479,424)	*

	Nine Months Ended September 30,
	2010	% of 2010 Service Revenues	2009	% of 2009 Service Revenues	Change from Prior Year
					Dollars	Percent
Revenues:
Service revenues	$1,747,058		$1,596,858		$150,200	9.4%
Equipment revenues	143,152		187,005		(43,853)	(23.5)%
Total revenues	1,890,210		1,783,863		106,347	6.0%
Operating expenses:
Cost of service	521,780	29.9%	455,618	28.5%	66,162	14.5%
Cost of equipment	399,367	22.9%	419,073	26.2%	(19,706)	(4.7)%
Selling and marketing	307,275	17.6%	311,913	19.5%	(4,638)	(1.5)%
General and administrative	270,402	15.5%	274,192	17.2%	(3,790)	(1.4)%
Depreciation and amortization	333,950	19.1%	297,230	18.6%	36,720	12.4%
Impairment of assets	477,327	27.3%	639	0.0%	476,688	*
Total operating expenses	2,310,101	132.2%	1,758,665	110.1%	551,436	31.4%
Gain (loss) on sale or disposal of assets	(3,864)	0.2%	1,436	0.1%	(5,300)	(369.1)%
Operating income (loss)	$(423,755)	(24.3)%	$26,634	1.7%	$(450,389)	*

* Percentage change not meaningful.

Total share-based compensation expense related to the Company’s share-based awards for the three and nine months ended September 30, 2010 and 2009 was allocated to the statements of operations as follows (unaudited; in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cost of service	$852	$865	$2,315	$2,510
Selling and marketing expenses	1,577	1,866	4,514	4,915
General and administrative expenses	6,553	8,276	20,034	25,644
Share-based compensation expense	$8,982	$11,007	$26,863	$33,069
Share-based compensation expense per share:
Basic	$0.12	$0.15	$0.35	$0.46
Diluted	$0.12	$0.15	$0.35	$0.46

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(3) Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their monthly bill for their second month of service are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(4) ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. Under our current revenue recognition policy, regulatory fees and telecommunications taxes that are billed and collected from our customers are reported as service revenue net of amounts that we remit to government agencies. Effective August 2010 with the launch of our new “all-inclusive” service plans, we no longer bill and collect these fees and taxes from customers, although we incur a reduction to our reported service revenues when we remit these fees and taxes to government agencies. As a result, for purposes of our calculation of ARPU, these fees and taxes remitted with respect to our all-inclusive plans have been added back to service revenues. In a corresponding adjustment described in Note 6 below, fees and taxes remitted with respect to our all-inclusive plans have added to our cost of service for purposes of calculating CCU.

Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Therefore, because our calculation of weighted-average number of customers includes customers who have yet to disconnect service because they have either not paid their last bill or have not replenished or “topped up” their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Service Revenue	$565,237	$541,268	$1,747,058	$1,596,858
Plus applicable regulatory fees and telecommunications taxes remitted for our all-inclusive service plans	4,669	—	4,669	—
Total service revenue used in the calculation of ARPU	569,906	541,268	1,751,727	1,596,858
Weighted-average number of customers	5,131,982	4,555,605	5,185,976	4,348,973
ARPU	$37.02	$39.60	$37.53	$40.80

(5) CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to the initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to the initial customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Commissions unrelated to the initial customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay their monthly bill for their second month of service from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Selling and marketing expense	$98,942	$111,702	$307,275	$311,913
Less share-based compensation expense included in selling and marketing expense	(1,577)	(1,866)	(4,514)	(4,915)
Plus cost of equipment	120,273	133,502	399,367	419,073
Less equipment revenue	(37,478)	(58,200)	(143,152)	(187,005)
Less net loss on equipment transactions and third-party commissions unrelated to the initial customer acquisition	(38,833)	(7,708)	(76,999)	(29,548)
Total costs used in the calculation of CPGA	$141,327	$177,430	$481,977	$509,518
Gross customer additions	644,387	851,230	2,460,700	2,532,074
CPGA	$219	$208	$196	$201

(6) CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to the initial customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. In connection with the launch of our new “all-inclusive” service plans in August 2010, regulatory fees and telecommunications taxes on our all-inclusive rate plans that we remit to governmental agencies, but no longer bill and collect from our customers, have been added to cost of service for purposes of calculating CCU. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Cost of service	$180,043	$156,707	$521,780	$455,618
Plus general and administrative expense	89,202	87,077	270,402	274,192
Less share-based compensation expense included in cost of service and general and administrative expense	(7,405)	(9,141)	(22,349)	(28,154)
Plus net loss on equipment transactions and third-party commissions unrelated to the initial customer acquisition	38,833	7,708	76,999	29,548
Plus applicable regulatory fees and telecommunications taxes remitted for our all-inclusive service plans	4,669	—	4,669	—
Total costs used in the calculation of CCU	$305,342	$242,351	$851,501	$731,204
Weighted-average number of customers	5,131,982	4,555,605	5,185,976	4,348,973
CCU	$19.83	$17.73	$18.24	$18.68

(7) Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/(loss) on sale/disposal of assets; impairment of assets; and share-based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculation are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

  it does not reflect capital expenditures;
  although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating income (loss)	$(478,050)	$1,374	$(423,755)	$26,634
Plus depreciation and amortization	114,055	107,876	333,950	297,230
OIBDA	(363,995)	109,250	(89,805)	323,864
Less (gain) loss on sale or disposal of assets	923	591	3,864	(1,436)
Plus impairment of assets	477,327	639	477,327	639
Plus share-based compensation expense	8,982	11,007	26,863	33,069
Adjusted OIBDA	$123,237	$121,487	$418,249	$356,136

CONTACT:
Leap Wireless International, Inc.
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
or
Amy Wakeham, Investor Relations
858-882-9876
awakeham@leapwireless.com